AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2001

                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                             ----------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------


                                 CYBERADS, INC.
                                 --------------
                 (Name of Small Business Issuer in Its Charter)

            Florida                          4812                    65-1000634
-------------------------------  ----------------------------    -------------------
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)     Classification Number)       Identification No.)


                        3350 N.W. Boca Blvd., Suite A-44
                            Boca Raton, Florida 33431
                                  (561)338-9399
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                                Lawrence Levinson
                        3350 N.W. Boca Blvd., Suite A-44
                            Boca Raton, Florida 33431
                                  (561)338-9399
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

  Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed                  Proposed
   Title of Each                                                  Maximum                   Maximum
Class of Securities                       Amount to be        Offering Price              Aggregate              Amount of
  to be Registered                         Registered          Per Security            Offering Price(1)     Registration Fee(1)
--------------------                     -------------        --------------          ------------------    -------------------
Common Stock, par value
$.001 per share                               469,777           $1.00(1)                   $469,777                $117.45

Total Registration Fee                                                                                             $117.45

-------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                       Subject to Completion JUNE 8, 2001

                                   PROSPECTUS


                                 CYBERADS, INC.


                         469,777 SHARES OF COMMON STOCK



         This prospectus covers the 469,777 shares of common stock of CyberAds, Inc. being offered for resale by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders.


         There is currently no trading market for our common stock.

                         ------------------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                The date of this prospectus is ____________, 2001

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         Organized under the laws of the State of Florida on April 12, 2000, CyberAds, Inc. provides Internet-based opt-in e-mail list aggregation and database services that enable direct marketers to target promotional campaigns to consumers who have given their permission to receive e-mail messages in multiple-topic categories. Since our inception, we have been refining a business model that integrates the concept of using a rewards and prizes sports Internet portal (www.sportsforcash.com) as the basis to develop a highly qualified database. This model has been developed through our wholly-owned subsidiary, NetAds of South Florida, Inc. The database serves as the foundation for an opt-in direct marketing enterprise. We rent databases to companies that advertise to specific audiences and consumers. We also utilize this database internally through our wholly-owned subsidiary, IDS Cellular, Inc., which markets cellular phone services.

         Our executive offices are located at 3350 N.W. Boca Raton Blvd., Suite A-44, Boca Raton, Florida 33431, and our telephone number is (561) 338-9399.

         References throughout this prospectus to "we", "us" and "our" are to CyberAds, Inc. and our subsidiaries.

                                  THE OFFERING

Common Stock Outstanding:
     Prior to Date of Offering.................................  13,294,777 shares of common stock
     Date of Offering .........................................  13,294,777 shares of common stock

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our audited financial statements for December 31, 2000, that are included in this prospectus and unaudited financial information for the three months ended March 31, 2001. The information below reflects the acquisition of 100% of IDS Cellular, Inc. as of December 31, 2000.

                                                                                     Three Months Ended
                                         Year Ended December 31, 2000                  March 31, 2001
                                         ----------------------------              ----------------------
                                                   (audited)                             (unaudited)
Revenues                                          $  47,548                              $ 422,649
Operating Expenses                                $ 660,603                              $ 551,900

Net (Loss)                                        $(613,055)                             $(129,251)

Net (Loss) Per Share                              $    (.11)                             $    (.01)

Working Capital
  (Deficit)                                       $ (88,843)                             $ (84,330)

Total Assets                                      $ 111,888                              $ 337,104

Current Liabilities                               $ 195,713                              $ 416,730

Loan Payable                                      $  67,529                              $ 165,431

Shareholder's Equity
  (Deficit)                                       $ (83,825)                             $ (79,626)

                                  RISK FACTORS

WE DEPEND HEAVILY ON OUR AGREEMENTS WITH AMERICAN CELLULAR, INC. AND GT GLOBAL COMMUNICATIONS, INC. AND THESE AGREEMENTS MAY BE TERMINATED WITHOUT NOTICE OR CAUSE.

         We currently derive the majority of our revenues (approximately 90%) through agreements with American Cellular, Inc. and GT Global Communications, Inc. These agreements are not for a determined length of time and may be terminated without notice or penalty. If, for any reason, these agreements are terminated, our business will be detrimentally affected. The principal shareholders of American Cellular are Steven Krause, Lawrence Levinson and Nicholas E. Brooks. Mr. Levinson is our principal shareholder and chief executive officer. Mr. Brooks is an officer of our company.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

         We were recently organized, and only recently completed development and testing of proprietary relational databases, network architecture, and custom mail delivery mechanisms, and began marketing of permission-based e-mail direct marketing service. We have only recently commenced our cellular phone services. Accordingly, investors will have limited information about CyberAds with which to evaluate our business, strategies and performance and an investment in our company.

DUE TO A STIPULATED FINAL JUDGMENT AND ORDER FOR PERMANENT INJUNCTION AND OTHER EQUITABLE RELIEF BY THE FEDERAL TRADE COMMISSION ENTERED INTO BY OUR CHIEF EXECUTIVE OFFICER, WE MAY BE PREVENTED FROM LISTING OUR SECURITIES ON THE NASDAQ STOCK MARKET OR OTHER EXCHANGE OR SELF-REGULATORY ORGANIZATION.

         In March 2000, Larry Levinson, two of his family members and several companies in which he was a principal, entered into a settlement with the Federal Trade Commission under which a stipulated final judgment and order for permanent injunction and other equitable relief was issued. Under this injunction Mr. Levinson (our principal shareholder, CEO and director), his family members, Crown Communication Concepts and Investments, Inc., Crown Communications Two, Inc., Global Collections, Inc. agreed to individually pay fines of $210,000. In addition, they collectively agreed to forgive approximately $36,000,000 in unpaid charges for services billed. Mr. Levinson, his family members, and the companies were also prohibited from violating the Federal Trade Commission's pay-per-call rule or making misrepresentations about their audio text services or telephone billed transactions in the future. This injunction may prevent the listing of our securities on the Nasdaq Stock Market or any other national exchange.

         The final judgement did not constitute any admission of guilt, nor an admission that any FTC violations were committed.

OUR SUCCESS DEPENDS UPON BROAD MARKET ACCEPTANCE OF PERMISSION E-MAIL MARKETING SERVICES AND IF THESE SERVICES DO NOT RECEIVE MARKET ACCEPTANCE, WE CANNOT ASSURE INVESTORS THAT WE WILL GENERATE BUSINESS AT A SUFFICIENT LEVEL TO SUPPORT CONTINUED OPERATIONS.

         We expect to derive a substantive portion of revenues from online advertising and direct marketing, including both e-mail and web-based programs. The Internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. The market for permission e-mail marketing services is in its infancy, and we are not certain whether target customers will widely adopt and deploy this technology. Even if they do so, they may not choose our products for technical, cost, support or other reasons. Adoption of permission e-mail marketing services, particularly by those entities that have historically relied upon traditional means of direct marketing, such as telemarketing and direct mail, requires the broad acceptance of a new and substantially different approach to direct marketing. Enterprises that have already invested substantial resources in other advertising methods may be reluctant or slow to adopt this new approach.

FAILURE TO SAFEGUARD MEMBER PRIVACY COULD AFFECT OUR REPUTATION AMONG CONSUMERS.

         An important feature of our program is our ability to capture list member profiles on behalf of our clients. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. Usage of the program could decline if any well-publicized compromise of security occurred. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

WE DEPEND HEAVILY ON THIRD-PARTY PROVIDERS OF INTERNET AND RELATED TELECOMMUNICATION SERVICES TO OPERATE OUR ONLINE DIRECT MARKETING SERVICE.

         Our clients depend on Internet service providers for access to our Web site. Internet service providers and Web sites have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. If outages or delays occur frequently in the future, Internet usage, as well as electronic commerce and the usage of our products and services, could grow more slowly or decline. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and our performance and reliability may decline.

WE DO NOT HAVE ANY TRADEMARKS OR PATENTS SO OUR MEANS OF PROTECTING PROPRIETARY RIGHTS AND DATABASES MAY BE INADEQUATE AND COMPETITORS MAY DEVELOP SIMILAR TECHNOLOGY.

         We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements, and other contractual provisions and technical measures to protect proprietary rights. We have not applied for, nor hold any trademark or copyright protection over our technology or brands. We believe that, due to the rapid pace of technological innovation for Internet products, our ability to establish and maintain a position of technology leadership in the industry depends more on the skills of development personnel than upon the legal protections afforded by existing technology. Trade secret, copyright and trademark protections may not be adequate to safeguard the proprietary software underlying products and services. We may not have adequate remedies for any breach and our trade secrets may otherwise become known. Moreover, notwithstanding efforts to protect intellectual property, competitors may be able to develop functionally equivalent e-messaging technologies without infringing any of our intellectual property rights. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, our means of protecting proprietary rights may not be adequate and competitors may independently develop similar technology.

WE HAVE A DEPENDENCE ON KEY PERSONNEL AND LOSS OF THEIR SERVICES WOULD NEGATIVELY EFFECT OUR BUSINESS.

         The success of our company is highly dependent upon the continued services of Lawrence Levinson, Robert B. Kline, and Barry Garlin, who are our principal executive officers. We have one year consulting agreements with our principal executive officers. The loss of their services would have a material adverse effect on the business of our company. We intend to acquire $1,500,000 key man life insurance on the life of Lawrence Levinson.

THERE IS PRESENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK AND A MARKET MAY NEVER DEVELOP.

         Prior to this offering there is no public market for our common stock. After this offering we cannot provide any assurances that an active public market will develop or be sustained.

RESALES UNDER THIS PROSPECTUS WILL CREATE A PUBLIC MARKET, RESULTING IN MARKET PRESSURE THAT MAY CAUSE THE PRICE FOR OUR SHARES TO DROP OR REMAIN AT LOW LEVELS.

         Prior to this offering, none of our common stock was freely tradeable in the public market. If a public market for our shares develops, sales pursuant to this prospectus could cause the market price of our shares to fall or remain at lower levels.

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing.

THERE IS LIMITED INFORMATION AVAILABLE ON OUR COMPANY.

         We are not subject to the reporting requirements under the Securities Exchange Act of 1934. As a result, until we file reports under the Securities Exchange Act, you will not have ready access to the information required to be reported by publicly-held companies under the Securities Exchange Act and the regulations thereunder.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001 and reflects the acquisition of 100% of IDS Cellular, Inc. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                              March 31, 2001
                                                              --------------
                                                                (Unaudited)
Shareholder's equity (deficit):

     Common Stock, $.001 par value,
     50,000,000 shares authorized,
     13,294,777 shares issued and
     outstanding                                                 $   13,295


     Additional paid-in capital                                  $  729,410

     Accumulated deficit                                         $ (742,306)

Other                                                            $  (80,025)

Total shareholder's equity (deficit)                             $  (79,626)

Total liabilities and stockholders' deficiency                   $  337,104


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         There is no trading market for our shares of common stock. All of our 13,294,777 outstanding shares of common stock are defined as restricted stock under the Securities Act. Of these shares, 12,125,000 shares are owned by our affiliates, as that term is defined under the Securities Act.

         Shares will be eligible for public sale only if registered under the Securities Act or if we become subject to the reporting requirements under the Securities Exchange Act. The resale of our securities not covered in this prospectus is subject to Rule 144. Under Rule 144, if certain conditions are satisfied, a person (including any of our affiliates) who has beneficially owned restricted shares of common stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above. As of the date of this offering, none of our shares of common stock are eligible for resale under Rule 144.

         There are currently 37 holders of record of our common stock.

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid for the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

         The Securities and Exchange Commission has adopted regulations which generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock would be considered a penny stock. As a result, it may be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of our securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the penny stock rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of our shares to resell them.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

General

         Management's discussion and analysis contains various forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as "may," "expect," "anticipate," "estimates" or "continue" or use of negative or other variations of comparable terminology. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in our forward looking statements, that these forward looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in our forward looking statements.

Overview

         Through our IDS Cellular subsidiary, we began operations in the fourth quarter of 2000 and began generating revenues in December 2000. Management notes that a comparison of results of operations is not possible as we were incorporated in April 2000 and commenced operations in the fourth quarter of 2000.

Results of Operations

         Revenues were $47,548 for the year ended December 2000 and $422,649 for the three months ended March 31, 2001. The $375,101 increase in revenues in the three months ended March 31, 2001 as compared to December 31, 2000 reflects the commencement of our business operations which occurred in December 2000. These revenues were generated from the successful completion cellular telephone contracts.

         Expenses for the three months ended March 31, 2001 were $551,000 as compared to $660,603 from inception through December 31, 2000. Expenses through December 31, 2000 were mostly comprised of advertising costs of $112,744 and consulting fees of $321,000. Expenses for the three month period ended March 31, 2001 were related to the commencement of our business operations and the costs associated with our business, including but not limited to sales commissions for cellular phone services sales ($225,608) and consulting fees ($105,450). Sales commissions will increase proportionately with the growth in our cellular phone services division.

         Accounts receivable increased $271,478 from $47,508 as of December 31, 2000 to $318,986 as of March 31, 2001. This increase is a result of our increase in cellular phone services sales and the delay in collection of our receivables from these sales. Our receivables are collected between 75 and 90 days after the close of the month in which they are created.

         As of December 31, 2000 we had an accumulated deficit of $613,055 and cash in the bank of $49,362. The deficit was funded through the sale of common stock totaling $365,055, the exchange of common stock for consulting services of $150,000, and loans from a related party totaling $148,029.

LIQUIDITY AND CAPITAL RESOURCES

         Since our inception we have experienced negative cash flow and have met our cash requirements by issuing, through a private placement, our common stock and by issuing stock as compensation for services provided. We have also funded current obligations through the issuance of common stock and related party loans. We generated additional funds through borrowings from a related party.

         From inception until December 31, 2000, we relied on the proceeds from the private sales of our equity securities of $365,055 and loans from related parties to meet our cash requirements. Through March 31, 2001, we raised an additional $53,800 through the private sale of our equity securities and received additional related party loans. Since December 31, 2000 we have increased our revenue stream each month and for the quarter ending March 31, 2001 gross revenues were approximately $423,000.

          We anticipate that funds received from these sources and cash generated from our operations should be sufficient to satisfy our contemplated cash requirements for the next 12 months. After such time, we anticipate that we will need to raise additional funds through private or public offerings or additional borrowings.

PLAN OF OPERATIONS

         Over the next twelve months, we plan to expand our cellular phone services division. We recently leased additional office space to expand our cellular phone services division which we believe will enable us to process all credit applications for wireless service with the service providers' credit department more efficiently. During the month of April 2001, we received over 40,000 new credit applications for cellular services. We anticipate hiring additional employees to handle a second shift each day as the work load dictates. Management is currently researching the possibility of opening a series of store front operations that will allow us to offer its cellular sales capacity directly to the public. We do not anticipate any significant purchase of equipment unless we expand our business. The number and level of our employees and consultants at year end March 31, 2001 is adequate to maintain our business.

                                    BUSINESS

SUMMARY

         We provide Internet-based opt-in e-mail list aggregation and database services that enable direct marketers to target promotional campaigns to consumers who have given their permission to receive e-mail messages in multiple-topic categories. Since our inception, we have been refining a business model that integrates the concept of using a rewards and prizes sports Internet portal as the basis to develop a highly qualified, database comprised of targeted mailing lists of consumers who have agreed to receive opt-in e-mails. This database serves as the foundation for an opt-in direct marketing enterprise. We have internally utilized this database through our wholly-owned subsidiary IDS Cellular, Inc. which markets cellular phone services and products. We also rent these databases to companies that advertise to specific audiences and consumers.

         Our company consists of the following:

         o        CyberAds rents our databases.

         o NetAds of South Florida, Inc. is our online advertising and promotional division. NetAds is solely responsible for developing strategies for building our e-mail database. To accomplish this, we are developing www.sportsforcash.com, a sports-related, incentive driven promotional Web site.

         o IDS Cellular, which through www.idscellular.com and our databases, markets cellular phone services and plans.

BACKGROUND AND HISTORY

         We were incorporated under the laws of the State of Florida in April 2000. Our wholly owned subsidiary, IDS Cellular, Inc., which we acquired though a stock purchase effective December 31, 2000, was formed in December 2000 under the laws of the State of Florida. Our other wholly-owned subsidiary, NetAds, was incorporated in April 2000, under the laws of the State of Florida.

         Our executive offices are located in Boca Raton, Florida and our telephone number is (561) 338-9399.

STRATEGY

         We operate at the intersection of powerful converging industry trends:

         o         The Internet
         o         Direct Marketing Advertising

         o         Online Direct Marketing
         o         Opt-in Advertising
         o         Cellular Telephone Products and Services

         Our goal is to become a leader in opt-in direct marketing services on the Internet. Key elements of our strategy will include the following:

         o        ESTABLISH MARKET LEADERSHIP IN OPT-IN E-MAIL DIRECT MARKETING.
                  We intend to establish a leadership role in direct marketing by aggressively developing high- quality databases for opt-in e-mail marketing strategies. We believe our business model serves to assure the integrity of our database without relying on third party Web site providers and referrals.

         o BECOME A PREMIER INCENTIVE-BASED INTERNET LIST AGGREGATOR. We intend to become a premier incentive-driven database aggregator. Our Internet portal sportsforcash.com is positioned as one of a limited number of Internet sites with multiple daily/weekly /monthly rewards and prizes.

         o THE TICKET BOARD. Our sportsforcash.com site will host a ticket board where tickets to major sporting events may be purchased using cash and/or coupons (Sports$).

         o MARKETING STRATEGIES DRIVING USERS TO OUR SITE. We are developing multi- channel, integrated marketing and promotional tactics to drive users to our Internet portal. Once these viewers log on to sportsforcash.com, we believe our array of incentives will convert these unique viewers to CyberAds subscribers.

         o CO-PROMOTION. We intend to explore the potential of establishing a co-marketing alliance with a major credit card vendor. This alliance will promote the brand worldwide.

         o GROWTH STRATEGIES. We intend to expand our business model by developing fashion and travel sites to attract a broader range of users including woman and non-sports fans seeking cash, prizes and value-added services and discounts. We believe that sports fans, our primary target market, will be our marketing allies, establishing a word-of-mouth referral network for our Web sites.

         o DEVELOP NEW INTERNET MARKETING PRODUCTS AND SERVICES. We intend to develop a response-tracing system capable of creating an end-to-end protocol for measuring responses from the message delivery to sale. We also intend to develop tracking capabilities for non-English languages and character sets to facilitate a Latin American list expansion and marketing plans.

         o WEB SITE ACQUISITION. We may acquire other Web sites in an effort to aggregate more opt-in e-mail databases.

         o IN-HOUSE TECHNOLOGY DEVELOPMENT. All IT development is done in-house by our AW trained IT specialists. From Web site development and maintenance to graphic design, we control every aspect of our technology needs resulting in cost savings.

         o LEVERAGE CYBERADS SCALABLE TECHNOLOGY PLATFORM. We have developed proprietary software and will capitalize on its modular design to expand its capabilities to process increasing demand for e-mail messaging by our direct marketing customers. Our platform enables the addition of new features and products to satisfy the needs of our customers for quality, innovative products and services.

        o ENRICH CYBERADS' DATABASE WITH OPT-IN TRANSACTION DATA. We intend to develop mechanisms to provide direct marketers with list of consumers who have purchased specified products on the Internet. We will work with leading e- commerce and catalog sites to incorporate an opt-in sign-up form that will allow Internet consumers to elect to receive targeted offers related to the products and services that they have purchased. By doing so, we will build a large comprehensive database of consumer's Internet purchasing behavior, which we believe will be attractive to direct marketers.

         o MARKET CELLULAR PHONE SERVICES AND PLANS. We are utilizing our database to market third party cellular phone services and plans. We are working with cellular phone companies to sell their services and products.

CYBERADS MARKETING AND NETADS

         We aggregate and manage opt-in e-mail addresses. To capture e-mail addresses, we have created and continue to develop www.sportsforcash.com, an interactive sports-related Web site, and intend to create other Web sites where subscribers participate for rewards in exchange for granting us permission to sell their names to direct marketers. We provide the sign-up template which registers the subscriber on our database. The sign-up form includes a demographic profile asking for an e-mail address postal address, age, income, gender, occupation, title and other information. Our sign-up template allows the participant to register in a number of topical categories, including profession, finance, sports, travel, computing, contests, and entertainment. Although our system is capable of processing selections to receive e-mail messages relating to hundreds of categories, we limit the choice to those we believe will be of greatest interest to our subscribers and most useful to list buyers.

         We have adopted a double opt-in process to protect Internet users' privacy by preventing anyone from signing users up without authorization. Generally, whenever a user opts-in to receive e-mail, the sign-up request is immediately transmitted to our server. This server then sends the visitor a confirmation message requiring the person to click on an embedded link in the message and enter a special code. When the visitor confirms the sign-up request and becomes an e-mail list member, the visitor's e-mail address is added to our database and is made available to its direct marketing customers. We own our lists at all times. We intend to sell these lists to third parties.

         Driving our direct marketing database services is our destination Internet sports-related reward giveaway portal, www.sportsforcash.com, an Internet site strategically positioned to become one of the most exciting sports guaranteed cash and prizes sites on the Internet. Active links we host include:

         o         www.sportsforcash.com
         o         www.sportsforprizes.com
         o         www.sportsformoney.com

         In addition, we have registered approximately 40 related domain names to protect our intellectual property.

         We target more than 40 million people with e-mail. To do so, we have developed many creative marketing strategies to promote our Internet portal. We currently focus on sports. Online participants currently will receive CyberAds' coupons (Sports$) for their time and effort. These coupons are redeemable for gift certificates in stores such as Sharper Image, Champs Sporting Goods and Foot Locker. We purchase gift certificates directly from these companies, however, we do not have formal agreements with any of these companies.

IDS CELLULAR

         Our subsidiary, IDS Cellular, markets cellular phone services and plans to consumers. We have entered into business to business agreements with American Cellular Inc. and GT Global Communications, Inc., two cellular phone companies that are licensed to sell ATT and Sprint PCS products and services. When either of these two companies activates and delivers an ATT or Sprint PCS cellular phone they are paid approximately $100 or more by ATT or Sprint PCS depending on the calling plan that is purchased by the consumer. Through our agreements with American Cellular and GT Global Communications, Inc. we receive between $65 and $75 per delivered phone from these two companies. ATT and Sprint PCS are available in most major metropolitan areas and across the United States.

         The majority of our potential customers are identified through our CyberAds' generated database. To increase our consumer database, in addition to our CyberAds' opt in e-mailing campaign, we have started an affiliate based marketing program which allows other Internet based businesses to refer consumers to our IDS Cellular Web site, www.idscellular.com. If a consumer purchases and receives cellular phone service, the affiliate whom provided the referral will receive a commission from the sale. All visitors and sales are tracked through an administration portion of our Web site. Each affiliate has their own linking code to track their statistics. We presently have 30 affiliates. In December 2000 our affiliate referrals were responsible for sending over 38,000 visitors to our Web site and generating deliveries of 611 cellular phones. January 2001 referrals were over 47,000 visitors with deliveries of 1,711 phones.

         IDS Cellular also generates business through telemarketing. We have entered into an oral agreement with Call Centres Grenada, Inc., a telemarketing company. We pay commissions to this telemarketing company on a delivered phone sale basis, the same way as our Internet affiliate program. We have not entered into any written agreements with Call Centres Grenada.

COMPETITION

         The market for cellular phone marketing services is characterized by intense price competition. We compete with numerous well-established retailers, carriers, wholesale distributors and suppliers of cellular products and services, including Sprint PCS and MCI World Com. Substantially all of our competitors market the same or similar services directly to our customers and most have the financial resources to withstand substantial price competition and implement extensive advertising and promotional programs. In recent years, the price for services that we and our competitors have been able to charge customers has decreased, primarily as a result of lower costs and greater competition in the industry. We believe that significant price base competition will continue to exist for the foreseeable future. The cellular service industry is characterized by low barriers to entry. Our ability to continue to compete successfully will be largely dependent on our ability to maintain and establish relationships with carriers such as Sprint PCS and MCI World Com.

         Our ability to generate revenue from businesses will depend on our skill differentiating the services and technology we provide and our success in delivering online direct marketing, custom loyalty and integrated advertising programs that meet our client's business objectives. Currently, several companies, including but not limited to, freelotto, Iwon, Windough, PostmasterDirect, Bigfoot Interactive, MessageMedia, emailthatpays and E-Dialog offer competitive online services or products. Many of these companies have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than our company does.

         The Internet, in general, and our e-messaging solutions in particular, also must compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print. Consequently, we compete with advertising and direct marketing agencies. To the extent that e-messaging is perceived to be a limited or ineffective advertising medium, companies may be reluctant to devote a significant portion of their advertising budget to our e-messaging solutions, which could limit the growth of e-messaging and negatively affect our business.

TRADEMARKS AND PATENTS

         We do not hold any trademark or copyright protection. Our technology is not patent protected.

GOVERNMENT REGULATION

         Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the cost of communicating on the Internet and negatively affect the demand for our direct marketing solutions or otherwise harm business. Laws and regulations may be adopted covering issues such as user privacy, pricing, libel, acceptable content, taxation, and quality of products and services. This legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial, and direct marketing medium.

         The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. This may impose additional burdens on companies conducting business over the Internet.

         At present, there are no specific regulations or approvals required by or from the Federal Government or state agencies for marketing the cellular services we offer. We are aware no proposed regulations that may have effect upon our business as a seller of cellular phone services.

         In March, 2000, a principal of our company was subject to an injunction and other equitable relief by the Federal Trade Commission which has been described in our Risk Factors. While this judgment did not constitute any admission of guilt nor an admission that any Federal Trade Commission violations were committed, we have implemented and installed internal controls to insure that Federal Trade Commission violations are not made in the future.

EMPLOYEES

         We currently employ 19 people, all of whom are full-time employees, in the following capacities: 3 executive officers, 2 administrative employee, 12 sales and marketing persons and 2 programmers. Our employees are not represented by a collective bargaining unit. We believe relations with our employees are good.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates currently a party in any legal proceeding adverse to our company.

DESCRIPTION OF PROPERTY

         We lease approximately 1,300 square feet of office space in Boca Raton, Florida from International Dialing Services, Inc., an affiliated company. We use this space for our executive headquarters. The offices also houses our servers and IT operations. The lease term is through July 30, 2002. We currently occupy this space rent free.

         Commencing April 2000, we entered into a sublease agreement with International Dialing Services, Inc. for additional office space located in Boca Raton, Florida. We sublease this office space under an oral agreement for $1,500.00 per month. This space is used for our cellular phone services division. The lease agreement ends on April 17, 2002.

                                   MANAGEMENT

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.

NAME                                AGE              POSITION
----                                ---              --------
Lawrence Levinson                   53               Chairman of the Board and Chief Executive Officer
Robert B. Kline                     42               President, Treasurer and Director
Barry Garlin                        54               Senior Vice President and Director
Nicholas E. Brooks                  55               Vice President of Marketing
Michael Magno                       39               Secretary

Lawrence Levinson has served as our chief executive officer and director since inception. Since June 1999, he has been consultant to International Dialing Services, Inc., an international facilities-based telephone circuit provider, whose major customer is a cable and wireless industry leader. From 1990 until June 1999, Mr. Levinson was a founder and executive officer of Communication Concepts & Investments, Inc., Crown Communications Two, Inc. and Global Collections, Inc. (collectively Communications & Collections), communications companies with switches and billing contracts with major local telcos in the United States. In March 2000, Mr. Levinson, Communications & Collections and two other principals of these companies were subject to a Federal Trade Commission Stipulated Final Judgement and Order for Permanent Injunction and Other Equitable Relief. Under this injunction, Mr. Levinson and the other defendants agreed to each pay fines of $210,000 and in addition, forgive approximately $36 million in unpaid charges for services billed. This judgement was not an omission of guilt. From 1986 until 1990, Mr. Levinson held various sales positions with major companies in the communications industry. During this time, he sold long distance service and network provisions to various businesses in South Florida, including Worldcom. From 1982 until 1986, Mr. Levinson was the owner/operator of two medium sized restaurants in the Chicago area. From 1976 to 1982, Mr. Levinson owned and operated a largest temporary help services company in Chicago with over 200 corporate clients.

Robert B. (Brad) Kline has served as our president, treasurer and director since inception. He has served as president of International Dialing Services, Inc. since April 1998. Mr. Kline also serves as a consultant to International Dialing Services, Inc. From 1995 until he joined International Dialing Services, Mr. Kline was the operation manager for Crown Communications, Inc. Prior to 1995, Mr. Kline was a district manager for American Frozen Foods.

Barry Garlin has served as our senior vice president and director since inception. He served as vice president of International Dialing Services, Inc. since 1998. Mr. Garlin is also a consultant to International Dialing Services. From 1990 to 1998, Mr. Garlin was vice president of sales for Crown Communications, Inc. with responsibility for all vendor and customer matters.

Nicholas E. Brooks has served as our vice president since our inception. He was born and raised in the Panama Canal Zone. From 1968 through 1974 he owned and operated a company as a ship chandler. He supplied ships that traveled through the Panama Canal with food, fuel, electronics, repairs, and other services. Nicholas sold the company in 1974. From 1974 to present he has provided consulting services for companies and individuals whom were seeking business opportunities throughout Latin America.

Michael Magno has served as our secretary since June 2000. He has served as vice president of investments for Northeast Securities since April 1998. From July 1992 through April 1998 Mr. Magno served as vice president of investments for Josephthal and Company. Northeast Securities and Josephthal and Company are investment firms. Mr. Magno's duties for both of these entities include managing investment accounts for individuals. Mr. Magno is currently the principal of Netstamp, Inc., a Internet marketing consulting company. He also holds a series 7 broker license.

The following individuals are key employees of our company:

N. Adam Dolde has served as president since June 1999 of Max Business Solutions, Inc., which is engaged in Internet computer system designs and custom Internet business solutions. Between July 1997 and June 1999, he was director of technical development for Crown Communications, Inc. Between October 1996 and July 1993, he was a programmer/analyst for Chicago Title Insurance Co., and between March 1993 and October 1996, he was a PC telephony programmer for Voiceware Software Systems, Inc.

Jeff Dimm has served as vice president for Max Business Solutions, Inc. since June 1999. He was director of MIS for Millennium Industries, Inc., which is a manufacturer of aluminum chairs, from May 1999 through June 2000. He was senior programmer for J.D. Systems, Inc. between October 1997 and May 1999. Between June 1997 and October 1997, he was senior technical advisor for Axis Internet, Inc. Between December 1992 and June 1993, he was general manager for Aaron Rents Business Equipment, and between October 1991 and December 1992, he was onsight technician for Computer Rx, Inc.

         Board Committees: We do not as yet have an audit committee or a compensation committee. We may organize these committees in the future.

         Employment Agreements. We have entered into one year employment and consulting agreements with several of our officers, directors and key employees. The agreements were entered into in 2000 and expire on various dates between September and November 2001. A summary of the material agreements is as follows:

Larry Levinson. Commencing September 2000, we agreed to pay Mr. Levinson $120,000 per year, payable monthly. In addition, Mr. Levinson has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Also, Mr. Levinson will be reimbursed for all travel expenses.

Robert B. Kline. Commencing September 1, 2000, we agreed to pay Mr. Kline $48,000 per year, payable monthly. In addition, Mr. Kline has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Mr. Kline will be reimbursed for all traveling expenses.

Barry Garlin. Commencing September 1, 2000, we agreed to pay Mr. Garlin $30,000 per year, payable monthly. In addition, Mr. Garlin has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Mr. Garlin will be reimbursed for all traveling expenses.

Nicholas E. Brooks. Commencing September 1, 2000, we agreed to pay Mr. Brooks $42,000 per year, payable monthly. In addition, Mr. Brooks has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Mr. Brooks will be reimbursed for all traveling expenses.

Michael Magno. Commencing November 1, 2000, we agreed to pay Mr. Magno $42,000 per year, payable monthly. In addition, Mr. Magno has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Mr. Magno will be reimbursed for all traveling expenses.

Jeff Dimm. Commencing September 1, 2000, we agreed to pay Mr. Dimm $42,000 per year, payable monthly. In addition, Mr. Dimm has received options to purchase 50,000 shares of common stock exercisable at $1.00 per share. Mr. Dimm will be reimbursed for all traveling expenses.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to our chief executive officer; and to each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000.

                                  Fiscal                       Other Annual                     LTIP     All Other
Name and Principal Position        Year    Salary     Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------        ----    -------    -----    ------------     ------------    -------  ------------
Lawrence Levinson, CEO             2000     none      none         none          50,000          -          -

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock and SARs during the fiscal year ended December 31, 2000 to our chief executive officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date
      ----                     -----------          ----               ------           ---------------
      Lawrence Levinson          50,000             16.6%             $1.00                  None

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         We have not implemented any stock option plan.

OPTION EXERCISES AND HOLDINGS

         The following tables set forth information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2000 to our chief executive officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
      Lawrence Levinson         -                           -              50,000/-0-             -0-/-0-

LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR


                                     Number         Performance            Estimated Future Payouts Under
                                    of Shares        or Other                Non-Stock Price-Based Plans
                                    Units or        Period Until          --------------------------------
                                  Other Rights       Maturation             Threshold   Target   Maximum
      Name                            (#)            or Payout                ($or #)  ($or #)    ($ or #)
      ----------------------------------------------------------------------------------------------------
      Lawrence Levinson                 -                 -                      -          -       -

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         As authorized by the Florida Business Corporation Law, our articles of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

        o any breach of the director's duty of loyalty to our company or its shareholders;
        o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
        o unlawful payments of dividends or unlawful stock redemptions or repurchases;
        o any transaction from which the director derived an improper personal benefit

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our articles of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

         In a stock purchase agreement effective December 31, 2000, we acquired all of the issued and outstanding shares (an aggregate of 1,000,000 shares) of IDS Cellular, Inc. in return for 7,500,000 shares of our common stock. We acquired the IDS Cellular shares directly from each of IDS Cellular's shareholders. These shareholders were Lawrence Levinson, Robert Kline and Barry Garlin, who are also our executive officers, directors and principal shareholders. We believe the consideration paid for the outstanding shares of IDS Cellular was fair and reasonable at the time of the stock purchases.

         We have received loans in the aggregate of $165,431 through March 31, 2001 from International Dialing Services, Inc. The loans are unsecured, non-interest bearing and payable on demand. The sole shareholder of International Dialing Services, Inc. is Lawrence Levinson, our chief executive officer and principal shareholder. As of December 31, 2000, the amount due on the loan was $67,529.

         We also sublease our executive office space in Boca Raton from International Dialing Services, Inc. We use this space for our executive headquarters. The offices also houses our servers and IT operations. The lease term is through July 30, 2002. We occupy this space rent free. Messrs. Levinson, Kline and Garlin, our executive officers, directors and principal shareholders, are also officers and directors of International Dialing Services, Inc. Mr. Levinson is the sole shareholder of International Dialing Services, Inc.

         In addition, commencing April 2000 we entered into an oral sublease agreement with International Dialing Services for facilities for our cellular phone division. We sublease these facilities for $1,500 per month, under the same terms of the lease agreement International Dialing Services entered into with the landlord.

         We have entered into a business to business cellular phone marketing program with American Cellular, Inc. This relationship currently accounts for the majority of our revenues. The shareholders of American Cellular are Steven Krause (51%), Lawrence Levinson (24.5%) and Nicholas E. Brooks (24.5%). Mr. Krause owns a minority interest in our company. Mr. Levinson is our CEO and principal shareholder. Mr. Brooks is an officer of our company.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us, as of the date of this prospectus, relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of CyberAds, Inc., 3350 N.W. Boca Raton Boulevard, Suite A-44, Boca Raton, Florida 33431.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him, his spouse and others to whom the law attributes ownership, as well as securities that can be acquired by him within 60 days from the date of this prospectus, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

Name and Address of                            Amount and Nature of                      Percentage
 Beneficial Owner                              Beneficial Ownership                       of Class
-------------------                            --------------------                     ------------
Lawrence Levinson                                     10,537,500                             79.3%

Robert B. Kline                                        1,000,000                              7.5%

Barry Garlin                                             512,000                              3.9%

Michael Magno                                            275,000                              2.1%

Nicholas E. Brooks                                       150,000                              1.1%

Executive Officers and
 Directors (as a group of 5)                          12,474,500                             92.1%

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of blank check preferred stock, $.001 par value. No shares of preferred stock are outstanding. As of the date of this prospectus, there are 13,294,777 shares of common stock issued and outstanding, which are held of record by approximately 38 holders. As of the date of this prospectus, there are no authorized shares of preferred stock.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our board of directors. We have not issued any preferred stock as of the date of this registration statement.

OPTIONS

         We have issued options to purchase an aggregate of 300,000 shares of our common stock at $1.00 per share. These options were issued to our officers, directors and key employees.

TRANSFER AGENT AND REGISTRAR

         The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc. Its address is 7130 Nob Hill Road, Tamarac, Florida 33321, and its telephone number is (954) 726-4954.

REPORTS TO SECURITY HOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to security holders as we deem appropriate.

                            SELLING SECURITY HOLDERS

         The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, and the number of shares being offered by each selling security holder. The table excludes shares of common stock underlying outstanding options. The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering.

         The following table is derived from our books and records, as well as from those of our transfer agent. No selling security holder is an affiliate of our company. Shares underlying our outstanding options are not included in the information below.

                                 Shares Owned                                Shares
                                 Beneficially        Shares Available        Beneficially        Percent of
                                 Prior to this       Pursuant to             Owned after         Class
Selling Security holder          Offering            this Prospectus         Offering            after Offering
---------------------------------------------------------------------------------------------------------------
Baros, Susan                          2,500                2,500                       0               *
Basehart, Sharon R.                   5,000                5,000                       0               *
Chirchirillo, Chris                     777                  777                       0               *
Cordova, Randy L.                     3,000                3,000                       0               *
Craig, Denise                         2,000                2,000                       0               *
Diaz, Manuel                         10,000               10,000                       0               *
Dion, Louis & Judith                 10,000               10,000                       0               *
Dion, Louis, Ronald & Judith         40,000               40,000                       0               *
Dukes, Leroy                          5,000                5,000                       0               *
Durdens, Morris                      10,000               10,000                       0               *
Forman, Ken                          15,000               15,000                       0               *
Gallagher, Richard                    2,000                2,000                       0               *
Gunn, Layla                          25,000               25,000                       0               *
Hill, James                           2,500                2,500                       0               *
HPT Consultants                       2,000                2,000                       0               *
Kristensen, Morgens                  12,000               12,000                       0               *
Lang, Troy (IRA)                      5,000                5,000                       0               *
Mosley, Clarence                      8,000                8,000                       0               *
Norton, LaFayette                     3,500                3,500                       0               *
Nunez, Hugo                          15,000               15,000                       0               *
Polykronis, Mark                     10,000               10,000                       0               *
Powitz, Barry                        25,000               25,000                       0               *
Simmons, Megan                        5,000                5,000                       0               *
Simmons, Sue                          7,500                7,500                       0               *




                                 Shares Owned                                Shares
                                 Beneficially        Shares Available        Beneficially        Percent of
                                 Prior to this       Pursuant to             Owned after         Class
Selling Security holder          Offering            this Prospectus         Offering            after Offering
---------------------------------------------------------------------------------------------------------------
Smith, Pat & Sherri                  10,000               10,000                       0               *
Stehn, John D.                      200,000              200,000                       0               *
Zimmerman, Michael                   25,000               25,000                       0               *
Lang, Julie(IRA)                      2,000                2,000                       0               *
Lang & Associates                     7,000                7,000                       0               *

Total                                                    469,777                                       *

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

        o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

        o purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

        o ordinary brokerage transactions and transactions which the broker solicits purchases, and

        o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have advised each of the selling security holders of the restrictions imposed under

Regulation M. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         On the date of this prospectus, we have 13,294,777 shares of common stock issued and outstanding. All of the 469,777 shares covered by this prospectus will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held or purchased by an affiliate.

         Any shares not covered by this prospectus or a future registration statement will be restricted securities, and will become eligible for public sale at various times, provided the requirements of Rule 144 are complied with. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2000, and for the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Weinberg & Company, P.A., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Weinberg & Company, P.A. as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file quarterly and annual financial reports and other information with the SEC.

                         CYBERADS, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000

                         CYBERADS, INC. AND SUBSIDIARIES


                                    CONTENTS


PAGE     F-1         INDEPENDENT AUDITORS' REPORT

PAGE     F-2         CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2000

PAGE     F-3         CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM
                     APRIL 12, 2000 (INCEPTION) TO DECEMBER 31, 2000

PAGE     F-4         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
                     DEFICIENCY FOR THE PERIOD FROM APRIL 12, 2000 (INCEPTION)
                     TO DECEMBER 31, 2000

PAGE     F-5         CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM
                     APRIL 12, 2000 (INCEPTION) TO DECEMBER 31, 2000

PAGES  F-6 - F-14    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                     DECEMBER 31, 2000

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors of:
  CyberAds, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of CyberAds, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the period from April 12, 2000 (inception) to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of CyberAds, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the period from April 12, 2000 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company had a $613,055 loss from operations, working capital deficiency of $88,843, stockholders' deficiency of $83,825 and a cash flow deficiency from operations of $309,420. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters is also described in
Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 16, 2001

                         CYBERADS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                             -----------------------

                                     ASSETS
                                     ------

CURRENT ASSETS
  Cash                                                                                     $  49,362
  Accounts receivable                                                                         47,508
  Prepaid expenses                                                                            10,000
                                                                                           ---------
      Total Current Assets                                                                   106,870

PROPERTY AND EQUIPMENT - NET                                                                   5,018
                                                                                           ---------

TOTAL ASSETS                                                                               $ 111,888
                                                                                           =========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

CURRENT LIABILITIES
   Accounts payable and accrued expenses                                                   $  47,684
   Related party accounts payable                                                             80,500
   Loan payable - related party                                                               67,529
                                                                                           ---------
      Total Current Liabilities                                                              195,713
                                                                                           ---------

STOCKHOLDERS' DEFICIENCY
   Common stock, $.001 par value, 20,000,000 shares authorized,
     13,235,000 shares issued and outstanding                                                 13,235
   Additional paid-in capital                                                                671,020
   Accumulated deficit                                                                      (613,055)
                                                                                           ---------
                                                                                              71,200
  Less deferred consulting fees                                                             (150,000)
  Less subscriptions receivable                                                               (5,025)
                                                                                           ---------

      Total Stockholders' Deficiency                                                         (83,825)
                                                                                           ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                             $ 111,888
                                                                                           =========


          See accompanying notes to consolidated financial statements.
                                       F-2

                        CYBERADS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                               FOR THE PERIOD FROM
                 APRIL 12, 2000 (INCEPTION) TO DECEMBER 31, 2000
                 -----------------------------------------------

REVENUE                                                                     $    47,548
                                                                            -----------

EXPENSES:
  Advertising                                                                   112,744
  Cash and prize winners                                                         51,441
  Commissions                                                                    29,000
  Consulting fees                                                               321,000
  Depreciation                                                                    1,255
  Payroll expenses                                                                9,129
  Postage and shipping                                                            9,374
  Professional fees                                                              37,552
  Web development and access fees                                                54,774
  Other operating expenses                                                       34,334
                                                                            -----------
     Total Expenses                                                             660,603
                                                                            -----------

NET LOSS                                                                    $  (613,055)
                                                                            ===========

NET LOSS PER COMMON SHARE AND EQUIVALENTS -
  BASIC AND DILUTED                                                         $     (0.11)
                                                                            ===========

WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE
 PERIOD - BASIC AND DILUTED                                                   5,607,500
                                                                            ===========

          See accompanying notes to consolidated financial statements.
                                        F-3

                         CYBERADS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
       FOR THE PERIOD FROM APRIL 12, 2000 (INCEPTION) TO DECEMBER 31, 2000
       -------------------------------------------------------------------



                                                                 ADDITIONAL                                 DEFERRED
                                            COMMON STOCK          PAID-IN    ACCUMULATED   SUBSCRIPTIONS   CONSULTING
                                         SHARES       AMOUNT      CAPITAL     DEFICIT      RECEIVABLE         FEES          TOTAL
                                         ------       ------    ----------- ------------  --------------   -----------    ---------
Stock issued to founders               5,025,000   $    5,025   $       --  $       --    $   (5,025)      $       --    $       --

Issuance of common stock for:

  Cash, net of offering costs            410,000          410      364,645          --            --               --       365,055

  Services                               300,000          300      299,700          --            --         (150,000)      150,000

  In-kind contribution of services            --           --       13,175          --            --               --        13,175

  Acquisition of IDS Cellular, Inc.    7,500,000        7,500       (6,500)         --            --               --         1,000

Net loss for the period ended
  December 31, 2000                           --           --           --    (613,055)           --               --      (613,055)
                                      ----------   ----------   ----------  ----------    ----------       ----------    ----------

BALANCE, DECEMBER 31, 2000            13,235,000   $   13,235   $  671,020  $ (613,055)   $   (5,025)      $ (150,000)   $  (83,825)
                                      ==========   ==========   ==========  ==========    ==========       ==========    ==========



















          See accompanying notes to consolidated financial statements.

                         CYBERADS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                               FOR THE PERIOD FROM
                 APRIL 12, 2000 (INCEPTION) TO DECEMBER 31, 2000
                 -----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                $(613,055)
   Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation                                                                                1,255
   Stock issued for services                                                                 151,000
   In-kind contribution of services                                                           13,175
   Increase in accounts receivable                                                           (47,508)
   Increase in prepaid expenses                                                              (10,000)
   Increase in accounts payable and accrued expenses                                          47,684
   Increase in related party accounts payable                                                 80,500
   Increase in loan payable                                                                   67,529
                                                                                           ---------
      Net Cash Used In Operating Activities                                                 (309,420)
                                                                                           ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                                        (6,273)
                                                                                           ---------
      Net Cash Used In Investing Activities                                                   (6,273)
                                                                                           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of offering costs                             365,055
                                                                                           ---------
      Net Cash Provided By Financing Activities                                              365,055
                                                                                           ---------

NET INCREASE IN CASH                                                                          49,362

CASH, BEGINNING OF PERIOD                                                                         --
                                                                                           ---------

CASH, END OF PERIOD                                                                        $  49,362
-------------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
-----------------------------------------------------------------------

In April 2000, the Company issued 5,025,000 shares of common stock to its
 founders for a subscription receivable                                                    $   5,025
                                                                                           =========

          See accompanying notes to consolidated financial statements.
                                       F-5

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


NOTE  1       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
-------       -----------------------------------------------------------

              (A) Organization
              ----------------

              CyberAds, Inc., (the "Company") was incorporated in the state of Florida on April 12, 2000. The Company provides internet-based opt-in email list aggregation and database services to customers that wish to direct mail promotional campaigns to consumers who have given their permission to receive email messages in various categories. The Company entices consumers to give their permission to receive opt-in email by giving away cash and non-cash prizes to those people registered at their website, www.sportsforcash.com. As of December 31, 2000, the Company has suspended awarding cash prizes until such time as the Company increases its working capital. NetAds of South Florida, Inc., a wholly owned subsidiary of the Company, was incorporated in the state of Florida on April 12, 2000 and operates the website. IDS Cellular, Inc., a newly-acquired subsidiary, was incorporated in the state of Florida on December 11, 2000. IDS Cellular, Inc. receives revenue by obtaining cellular phone applications from advertising banners placed at various websites and submitting approved applications to master dealers that have contracted with various phone companies. IDS Cellular, Inc. has contracted to do business with the website hosts, which are paid a commission by the Company for each completed contract for cellular phone service.

              (B) Principles of Consolidation
              -------------------------------

              The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiary NetAds of South Florida, Inc., and its newly acquired wholly owned subsidiary, IDS Cellular, Inc. (See Note 6). All significant intercompany transactions and balances have been eliminated in consolidation.

              (C) Use of Estimates
              --------------------

              In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statement and revenues and expenses during the reported period. Actual results could differ from those estimates.

              (D) Cash and Cash Equivalents
              -----------------------------

              For purposes of the cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


              (E) Property and Equipment
              --------------------------

              Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for over the estimated useful life of the assets of five years. Repairs and maintenance that do not extend the useful life of the asset are charged to expenses in the period they occur.

              (F) Income Taxes
              ----------------

              The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ('Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              (G) Stock Options and Warrants
              ------------------------------

              In accordance with Statement of Financial Accounting Standards No. 123, ("SFAS 123) the Company has elected to account for Stock Options and Warrants issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations. The Company accounts for stock options and warrants issued to non-employees for services under the fair value method of SFAS 123.

              (H) Per Share Data
              ------------------

              Basic and diluted net loss per common share for the period ended December 31, 2000 is computed based on the weighted average common shares outstanding as defined by Statement of Financial Accounting Standards, No. 128, "Earnings Per Share". Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive. All share amounts have been retroactively restated for the 40 to 1 forward stock split that occurred effective April 14, 2000.

              (I) Advertising Expense
              -----------------------

              Costs incurred for producing and communicating advertising of the Company are charged to operations as incurred. Advertising expense, including promotional expenses, for the period ended December 31, 2000 was $112,744.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


NOTE  2  ACCOUNTS RECEIVABLE
----------------------------

              Accounts receivable at December 31, 2000 consisted of the following:

              Accounts receivable                                 $     47,508
                  Less allowance for doubtful accounts                      --
                                                                  ------------
                                                                  $     47,508
                                                                  ============

              For the year ended December 31, 2000, the Company did not record a provision for doubtful accounts. Approximately 68% of accounts receivable is due from a related party (See Note 9).

NOTE  3  PROPERTY AND EQUIPMENT
-------------------------------

              Property and equipment at December 31, 2000 consisted of the following:

              Office equipment                                     $     6,273
                  Less accumulated depreciation                         (1,255)
                                                                   -----------
                                                                   $     5,018
                                                                   ===========

              Depreciation expense for the period ended December 31, 2000 was $1,255.

NOTE  4  LOAN PAYABLE - RELATED PARTY
-------------------------------------

              The following schedule reflects loans payable at December 31, 2000:

              Loan payable to a corporation owned by an officer of the Company,
                non-interest bearing, due on demand, unsecured                     $  67,529
                                                                                   =========

NOTE  5  STOCKHOLDERS' DEFICIENCY
---------------------------------

              (A) Common Stock
              ----------------

              In April 2000, the Company authorized 100,000 shares of common stock at $0.001 par value to be issued in one or more series with such rights, preferences and restrictions as determined by the Board of Directors at the time of authorization of issuance. In June 2000, the Company increased its authorized shares of common stock from 100,000 to 20,000,000. At December 31, 2000 there were 13,235,000 shares issued and outstanding. Stock certificates for 8,135,000 shares were not physically issued until March 26, 2001, but such shares were effectively issued at December 31, 2000.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


              (B) Stock Issued for Cash
              -------------------------

              During the period from April 12, 2000 (inception) to December 31, 2000, the Company issued 410,000 shares of common stock for an aggregate of $365,055 (net of offering costs of $44,945), or an average of $1.00 per share before offering costs. Certificates for these shares were not yet physically issued at December 31, 2000 (See Note 5(A)).

              (C) Stock Issued for Services
              -----------------------------

              In April 2000, the Company issued 5,025,000 shares of common stock to its founders for $5,025. A subscription receivable for $5,025 has been recorded at December 31, 2000. Certificates for 225,000 of the 5,025,000 shares were not yet physically issued at December 31, 2000 (See Note 5(A)).

              In June 2000, the Company issued 300,000 shares of common stock, valued at the fair market value on the grant date based on the concurrent cash offering price, for consulting fees due to the Company's financial advisor of $300,000 (See Note 7).

              (D) Stock Issued in Acquisition
              -------------------------------

              In December 2000, the Company authorized the issuance of 7,500,000 shares of common stock to acquire all the outstanding shares of IDS Cellular, Inc. (See Note 6). Certificates for these shares were not yet physically issued at December 31, 2000 (See Note 5(A)).

              (E) Common Stock Options
              ------------------------

              During 2000, the Company granted stock options to certain employees. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options issued to employees. Accordingly, no compensation cost has been recognized for options issued as of December 31, 2000. Had compensation cost been determined based on the fair market value at the grant date, consistent with SFAS 123, the Company's net loss for the year ended December 31, 2000 would have been increased to the pro-forma amount indicated below.

              Net Loss                             As Reported                  $            (613,055)
                                                   Pro Forma                                 (631,055)
              Net Loss Per Share                   As Reported                                  (0.11)
                                                   Pro Forma                                    (0.11)

              The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net loss for future

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


              years due to, among other things, the effects of vesting. A summary of the stock options issued under the employment and consulting agreements as of December 31, 2000 is presented below:

                                                                                Number of       Weighted Average
                                                                                 Options         Exercise Price
                                                                           ----------------   ---------------------
              Stock Options
              -------------
                Balance, April 12, 2000 (inception)                                  -        $                -
                Granted                                                           300,000     $                1.00
                Exercised                                                            -                         -
                Forfeited                                                            -                         -
                                                                           ----------------   ---------------------
                Balance, December 31, 2000                                        300,000     $                1.00
                                                                           ================   =====================

              Weighted average fair value of options granted during
                the period                                                                    $                 .06
                                                                                              =====================

              The following table summarizes information about stock options outstanding at December 31, 2000:

                                    Options Outstanding                                   Options Exercisable
             --------------------------------------------------------------------- ---------------------------------
                                                     Weighted
                                    Number           Average           Weighted            Number         Weighted
                Range Of         Outstanding         Remaining          Average         Exercisable        Average
                Exercise         At December        Contractual        Exercise         At December       Exercise
                  Price            31, 2000             Life             Price           31, 2000           Price
             --------------     ---------------    ---------------    ------------     --------------    -----------
             $       1.00             300,000          8.5 Months     $     1.00            300,000      $      1.00
             ==============     ===============    ===============    ============     ==============    ===========

              (F) Common Stock Warrants
              -------------------------

              During 2000, the Company issued 50,000 warrants at an exercise price of $1.00 per share as consideration for assistance with the sale of the Company's stock (See Note 7). The Company accounts for the warrants under APB 25. Accordingly, no direct offering costs or compensation expenses were recognized.

              (G) In-Kind Contribution
              ------------------------

              During 2000, a company owned by the Chief Executive Officer provided office space and utilities to the Company. The Company was not required to pay for its use of the facilities. The Company has recorded $13,175 of expenses for these contributed items with an offsetting increase in additional paid-in capital. Management estimated the value of the contributed items. The Company is currently negotiating a lease for facilities with an unrelated party.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


NOTE  6  BUSINESS COMBINATION
-----------------------------

              Effective December 31, 2000, the Company acquired IDS Cellular, Inc. by issuing 7,500,000 shares of its common stock for all of the outstanding common stock of IDS Cellular. The merger has been accounted for as a business combination of entities under common control because both entities had common ownership interests, and accordingly, the consolidated financial statements have been prepared to include the combined results of operations, financial position and cash flows of the Company and its subsidiaries for the entire period presented. The following information presents certain income statement data of the entities indicated below for the period preceding the merger.

                                                                 2000
                                                         -------------------
              Net Sales
                CyberAds and NetAds                      $                40
                IDS Cellular (See Note 9)                             47,508
                                                         -------------------
                                                         $            47,548
                                                         ===================

              Net Income (Loss)
                CyberAds and NetAds                      $          (621,434)
                IDS Cellular                                           8,379
                                                         -------------------
                                                         $          (613,055)
                                                         ===================

              There were no material transactions between CyberAds and IDS Cellular prior to the merger. The effects of conforming IDS Cellular accounting policies to those of Cyber Ads were not material.

NOTE  7  COMMITMENTS
--------------------

              Consulting Agreements
              ---------------------

              On June 2, 2000, the Company entered into a one-year agreement with a consultant to provide strategic planning services. The agreement calls for the consultant to receive 300,000 shares of common stock as well as annual compensation of $24,000. The agreement expires on June 2, 2001. The 300,000 shares were issued in 2000 and valued for financial accounting purposes at $300,000, the fair market value of the common stock on the grant date based on concurrent cash offerings (See Note 5(C)). Consulting expense of $150,000 was recognized as of December 31, 2000 and $150,000 is reflected as a deferred consulting expense component of equity.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


              On June 7, 2000, the Company entered into an agreement with an officer of the Company whereby the officer will receive as a commission 10% of all monies raised by him in the sale of the Company's stock. In addition, the consultant received warrants to purchase 50,000 shares at $1.00 (See Note 5(F)). Since the individual is an employee, the warrants are accounted for under APB 25 and no compensation expense was recognized for the period ended December 31, 2000.

              On September 1, 2000, the Company entered into agreements with two officers of the Company whereby each officer will receive as a commission 10% of all monies raised by him in the sale of the Company's stock.

              On September 1, 2000, the Company entered into five one-year agreements with employee / consultants to perform the marketing, website development, and management of the Company. Four of these consultants are officers of the Company and include all three members of the Board of Directors. The agreements call for an aggregate of $282,000 to be paid annually. In addition, each consultant received an option to purchase 50,000 shares for an aggregate of 250,000 options of the Company's stock at $1.00. The options are due to expire September 1, 2001.

              Effective November 1, 2000, the Company entered into a one-year agreement with an individual who is an officer of the Company. The agreement calls for the individual to perform duties relating to the management and organization of the Company. The agreement calls for $42,000 to be paid annually. In addition the officer received an option to purchase 50,000 shares of the Company's stock at $1.00. The options are due to expire November 1, 2001.

NOTE  8  INCOME TAXES
---------------------

              Income tax expense (benefit) for the period ended December 31, 2000 is summarized as follows:

              Current:
                Federal                                                          $            -
                State                                                                         -
                Deferred-Federal and State                                                    -
                Change in Valuation Allowance                                                 -
                                                                                 -------------------
              Income tax expense (benefit)                                       $            -
                                                                                 ===================

              The Company's tax expense differs from the "expected" tax expense for the period ended December 31, 2000 as follows:

              U.S. Income tax provision (benefit)                                $        (208,400)
              Effect of net operating loss carryforward                                    208,400
                                                                                 -------------------
                                                                                 $            -
                                                                                 ===================

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------



              The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2000 are as follows:

              Deferred tax assets:
                Net operating loss carryforward                                 $        208,400
                                                                                ------------------
                   Total gross deferred tax assets                                       208,400
                Less valuation allowance                                                (208,400)
                                                                                ------------------
                                                                                $           -
                                                                                ==================

              At December 31, 2000, the Company had net operating loss carryforwards of approximately $613,000, for U.S. Federal Income Tax purposes available to offset future taxable income expiring in 2020.

              The net change in the valuation allowance during the period ended December 31, 2000 was an increase of $208,400.

NOTE  9  RELATED PARTIES
------------------------

              The Company has consulting agreements with each of the Company's five officers, which includes the three members of the Board of Directors. See Notes 2, 4, 5, and 7 for additional related party disclosures.

              During 2000, the Company received more than half of its revenue from a company that is 49% owned by two individuals who are director/officers of the Company.

NOTE 10  GOING CONCERN
----------------------

              As reflected in the accompanying financial statements, the Company's current period loss, working capital deficiency, and stockholders' deficiency of $613,055, $88,843, and $83,825, respectively, along with a cash flow deficiency from operations of $309,420, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000
                             -----------------------


              The Company has continued its website development efforts to increase the number of registered users. The Company intends to raise additional equity capital through the sale of its common stock (See Note 11). Management believes that actions presently taken to obtain additional funding provides the opportunity for the Company to continue as a going concern.


NOTE 11  SUBSEQUENT EVENT
-------------------------

              Private Placement and Other Stock Issuances
              -------------------------------------------

              During the period January 1, 2001 through February 12, 2001, the Company sold 59,777 common shares for an aggregate of $53,800 (net of offering costs of $5,977), or an average of $1.00 per share before offering costs.

NOTE 12  SEGMENT INFORMATION
----------------------------

              The Company operates in two business segments, internet database services and cellular phone applications from website hosts. The following is a summary of the Company's segment information for the period ended December 31, 2000:

                                                             Internet
                                                             Database            Cellular Phone
                                                             Services             Applications             Total
                                                        ------------------     ------------------     ---------------
              Revenues                                  $             40       $         47,508       $      47,548
              Segment profit (loss)                             (621,434)                 8,379            (613,055)
              Total assets                                        24,380                 87,508             111,888
              Additions to long-lived assets                       6,273                   -                  6,273
              Depreciation and amortization                        1,255                   -                  1,255


                         CYBERADS, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2001

                         CYBERADS, INC. AND SUBSIDIARIES


                                    CONTENTS


PAGE                F-15        CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2001
                                (UNAUDITED) AND DECEMBER 31, 2000

PAGE                F-16        CONSOLIDATED STATEMENT OF INCOME FOR THE THREE
                                MONTHS ENDED MARCH 31, 2001 (UNAUDITED)

PAGE                F-17        CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE
                                THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)

PAGES            F-18 - F-19    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS
                                OF MARCH 31, 2001

                         CYBERADS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------


                                     ASSETS
                                     ------

                                                                                            March 31,
                                                                                              2001       December 31,
                                                                                          (Unaudited)        2000
                                                                                          -----------    ------------
CURRENT ASSETS
 Cash                                                                                       $   3,414       $  49,362
 Accounts receivable                                                                          318,986          47,508
 Prepaid expenses                                                                              10,000          10,000
                                                                                            ---------       ---------
      Total Current Assets                                                                    332,400         106,870
                                                                                            ---------       ---------

PROPERTY AND EQUIPMENT - NET                                                                    4,704           5,018
                                                                                            ---------       ---------

TOTAL ASSETS                                                                                $ 337,104       $ 111,888
                                                                                            =========       =========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

CURRENT LIABILITIES
 Accounts payable and accrued expenses                                                      $ 173,549       $  47,684
 Related party accounts payable                                                                77,750          80,500
 Loan payable - related party                                                                 165,431          67,529
                                                                                            ---------       ---------
      Total Current Liabilities                                                               416,730         195,713
                                                                                            ---------       ---------

STOCKHOLDERS' DEFICIENCY
 Preferred stock, $.001 par value, 5,000,000 shares authorized,
  none issued or outstanding at March 31, 2001                                                     --              --
 Common stock, $.001 par value, 50,000,000 shares authorized,
  13,294,777 and 13,235,000 shares issued and outstanding at
  March 31, 2001 and December 31, 2000, respectively                                           13,295          13,235
 Additional paid-in capital                                                                   729,410         671,020
 Accumulated deficit                                                                         (742,306)       (613,055)
                                                                                            ---------       ---------
                                                                                                  399          71,200
 Less deferred consulting fees                                                                (75,000)       (150,000)
 Less subscriptions receivable                                                                 (5,025)         (5,025)
                                                                                            ---------       ---------

      Total Stockholders' Deficiency                                                          (79,626)        (83,825)
                                                                                            ---------       ---------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                              $ 337,104       $ 111,888
                                                                                            =========       =========

          See accompanying notes to consolidated financial statements.
                                       F-15

                         CYBERADS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTH ENDED MARCH 31, 2001
                                   (UNAUDITED)
                                   -----------

REVENUE                                                                                   $    422,649
                                                                                          ------------

EXPENSES
  Advertising                                                                                    5,705
  Cash and prize winners                                                                            --
  Commissions                                                                                  255,608
  Consulting fees                                                                              105,450
  Depreciation                                                                                     314
  Payroll expenses                                                                              86,443
  Postage and shipping                                                                           1,112
  Professional fees                                                                             30,000
  Web development and access fees                                                               17,760
  Other operating expenses                                                                      49,508
                                                                                          ------------
     Total Expenses                                                                            551,900
                                                                                          ------------

NET INCOME (LOSS)                                                                         $   (129,251)
                                                                                          ============

  NET LOSS PER COMMON SHARE AND EQUIVALENTS - BASIC AND DILUTED                           $      (0.01)
                                                                                          ============

WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE PERIOD - BASIC AND DILUTED                   13,290,870
                                                                                          ============

          See accompanying notes to consolidated financial statements.
                                       F-16

                         CYBERADS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   (UNAUDITED)
                                   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                $(129,251)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
   Depreciation                                                                           314
   Stock issued for services                                                           75,000
   In-kind contribution of services                                                     4,650
   Increase in accounts receivable                                                   (271,478)
   Increase in accounts payable and accrued expenses                                  125,865
   Increase in related party accounts payable                                          (2,750)
   Increase in loan payable                                                            97,902
                                                                                    ---------
      Net Cash Used In Operating Activities                                           (99,748)
                                                                                    ---------

CASH FLOWS FROM INVESTING ACTIVITIES                                                       --

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of offering costs                       53,800
                                                                                    ---------
      Net Cash Provided By Financing Activities                                        53,800
                                                                                    ---------

NET (DECREASE) INCREASE IN CASH                                                       (45,948)

CASH, BEGINNING OF PERIOD                                                              49,362
                                                                                    ---------

CASH, END OF PERIOD                                                                 $   3,414
                                                                                    =========

          See accompanying notes to consolidated financial statements.
                                       F-17

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2001
                              --------------------


NOTE 1  BASIS OF PRESENTATION
-----------------------------

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information necessary for a comprehensive presentation of financial position and results of operations.

        In management's opinion, however, all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results of interim period are not necessarily indicative of the results to be expected for the year.

        For further information, refer to the financial statements and footnotes for the year ended December 31, 2000 included in the audited statements of the Company as issued on February 16, 2001.

        The Company was incorporated on April 12, 2000, and therefore no comparative statements for the period ended March 31, 2000 have been presented.

NOTE 2  EQUITY
--------------

        On March 13, 2001, the Company filed an amendment to the articles of incorporation increasing the authorized shares of the Company's common stock from 20,000,000 to 50,000,000 shares. Additionally, the Company amended the articles to include authorization to issue up to 5,000,000 shares of preferred stock at $.001 par value. The preferred stock may be created and issued with such designations, preferences, conversion rights, cumulative, relative, participating, voting rights, qualifications, limitations, optional or other such rights as adopted by the Board of Directors from time to time.

        During the quarter ended March 31, 2001, the Company issued 59,777 shares of common stock for an aggregate of $53,800 in cash, (net of offering costs of $5,977), or an average of $1.00 per share before offering costs.

NOTE 3  SEGMENT INFORMATION
---------------------------

        The Company operates in two business segments, internet database services and cellular phone applications from website hosts. The following is a summary of the Company's segment information for the period ended March 31, 2001:

                         CYBERADS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2001
                              --------------------


                                                         Internet
                                                         Database    Cellular Phone
                                                         Services     Applications      Total
                                                         --------    --------------     -----
        Revenues                                            2,090      $ 420,559     $ 422,649
        Segment profit (loss)                            (161,150)        31,899      (129,251)
        Total assets                                       16,942        320,162       337,104
        Long-lived assets                                   6,273             --         6,273
        Depreciation and amortization                         314             --           314

NOTE 4  SUBSEQUENT EVENTS
-------------------------

        Operating Lease
        ---------------

        On April 17, 2001, the Company entered into a one-year operating lease for its facilities beginning April 18, 2001 at a monthly rental of $1,500.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS



                                                Page
                                                ----

Available Information........................
Prospectus Summary...........................
Risk Factors.................................
Capitalization...............................
Use of Proceeds..............................
Price Range of Common Stock
   and Dividend Policy.......................
Forward-Looking Statements...................
Management's Discussion and
  Analysis or  Plan of Operation.............
Business.....................................
Management...................................
Executive Compensation.......................
Certain Transactions.........................
Principal Shareholders.......................
Description of Securities....................
Selling Security holders.....................
Plan of Distribution ........................
Shares Eligible for Future Sale..............
Legal Matters................................
Experts......................................
Additional Information.......................
Financial Statements.........................



                                 469,777 SHARES

                                 CYBERADS, INC.





                                   PROSPECTUS
                                   ----------




                             ________________, 2001

         Until _________, 2001 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distri bution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

         The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.................................................     $     120
Legal Fees and Expenses*........................................................        10,000
Accounting Fees and Expenses*...................................................         9,500
Financial Printing*.............................................................         3,000
Transfer Agent Fees*............................................................         1,250
Blue Sky Fees and Expenses*.....................................................           750
Miscellaneous*..................................................................         1,000
          TOTAL.................................................................     $  25,620

* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In April 2000, we issued an aggregate of 5,025,000 shares to 8 founders and initial officers and directors of our company. These shares were issued at $.001 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Our founders had access to information concerning our company and had the opportunity to ask questions about our company. In addition, the shares issued contain a legend restricting their transferability absent registration or an available exemption.

         Between March 2000 and February 2001 we sold 469,777 shares of our common stock to 29 accredited investors at $1.00 per share. We raised proceeds of $418,855, net of offering costs of $50,922. The issuance of these shares was made under Regulation D Rule 506 of the Securities Act of 1933. All investors received information, and had the opportunity to ask questions about our company. These investors purchased the shares for investment purposes and the shares they received were marked with the appropriate restrictive legend.

         In June 2000, we issued 300,000 shares of our common stock, valued at fair market based on the concurrent private placement, for consulting services due to a financial advisor of $300,000. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Our founders had access to information concerning our company and had the opportunity to ask questions about our company. In addition, the shares issued contain a legend restricting their transferability absent registration or an available exemption.

         Between September 2000 and November 2000 we issued an options to purchase an aggregate of 300,000 shares of our common stock at $1.00 per share. These options were issued to six individuals that serve as officers, consultants and employees to our company. The shares issued contain a legend restricting their transferability absent registration or an available exemption. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

         In a stock purchase agreement dated December 31, 2000, we purchase all of the issued and outstanding shares of IDS Cellular from three shareholders of IDS Cellular in exchange for 7,500,000 shares of our common stock. The shareholders of IDS Cellular, Lawrence Levinson, Robert Kline and Barry Garlin, also serve as our executive officers and directors. The shares issued contain a legend restricting their transferability absent registration or an available exemption. This stock purchase was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                         Description of Document
-----------                         -----------------------
         2.1         Agreements with American Cellular, Inc. and GT Global Communications, Inc.
         2.2         Stock Purchase Agreement with IDS Cellular and its shareholders
         3.1(a)      Articles of Incorporation
         3.1(b)      Articles of Amendment
         3.2         Bylaws
         4.0         Form of Stock Certificate
         5.0         Opinion and Consent of Atlas Pearlman, P.A.
         10.1        Employment/Consulting Agreement with Levinson
         21.0        Subsidiaries of Registrant
         23.1        Consent of Atlas Pearlman, P.A. (see Exhibit 5)
         23.2        Consent of Weinberg & Company, P.A., independent auditors

ITEM 28.  UNDERTAKINGS

         The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on June 8, 2001.

                                                     CYBERADS, INC.


                                                     By:  /s/ Lawrence Levinson
                                                        ------------------------
                                                     Lawrence Levinson
                                                     Chairman, Chief Executive
                                                     Officer, Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                 TITLE                                      DATE
        ---------                                 -----                                      ----
/s/ Lawrence Levinson                       Chairman of the Board, Chief                June 8, 2001
------------------------------------        Executive Officer
Lawrence Levinson

/s/ Robert B. Kline                         President, Treasurer, Director              June 8, 2001
------------------------------------
Robert B. Kline

/s/ Barry Garlin                            Senior Vice President, Director             June 8, 2001
------------------------------------
Barry Garlin

/s/ Nicholas E. Brooks                      Vice President                              June 8, 2001
------------------------------------
Nicholas E. Brooks

/s/ Michael Magno                           Secretary                                   June 8, 2001
------------------------------------
Michael Magno